Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Aspire Biopharma Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock underlying the Convertible Promissory Notes, $0.0001 par value per share	457 (c)	147,588,712	(3)	$0.45	$66,414,920.40	$0.0001531	$10,168.13
	Total Offering Amounts						$66,414,920.40		$10,168.13
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fees Due								$10,168.13

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares Common Stock, par value $0.0001 per share, of Aspire Biopharma Holdings Inc., that may be issued in connection with a stock dividend, stock split, recapitalization or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sales price of Common Stock as reported on the Nasdaq Global Market on September 17, 2025

(3)	Consists of two times the number of shares Common Stock issuable upon the conversion of convertible promissory notes issued to certain holders in connection with a private placement.